Exhibit 99.1

Intuitive Surgical Names John F. Runkel as Senior Vice President, General Counsel

SUNNYVALE, CALIF. January 05, 2006 - Intuitive Surgical, Inc. (NASDAQ: ISRG), the industry leader in surgical robotics, today announced the addition of John F. (Rick) Runkel to its management team as Senior Vice President and General Counsel.

Mr. Runkel joins Intuitive Surgical from VISX, Incorporated, a leader in laser vision correction technology, where he served as Senior Vice President, Business Development, General Counsel and Secretary. Prior to joining VISX, Mr. Runkel was a partner in the law firm of Sheppard, Mullin, Richter & Hampton, where he practiced law for 17 years and served as Managing Partner of the firm's San Francisco office.

Commenting on the announcement, Lonnie Smith, Chairman and CEO of Intuitive Surgical, said, “We are very pleased to have Rick join the senior leadership team. He brings an impressive background and a wealth of experience in corporate law.”

Mr. Runkel received his law and undergraduate degrees from the University of California, Los Angeles.

About Intuitive Surgical, Inc.

Intuitive Surgical develops, manufactures and markets robotic technologies designed to improve clinical outcomes and help patients return more quickly to active and productive lives. The company’s mission is to extend the benefits of minimally invasive surgery to the broadest possible base of patients. More information is available at www.intuitivesurgical.com and www.davinciprostatectomy.com. Intuitive Surgical — Taking surgical precision beyond the limits of the human hand.™

About the da Vinci® Surgical System

The da Vinci Surgical System is a sophisticated robotic platform designed to enable complex surgery using a minimally invasive approach. The da Vinci System consists of an ergonomic surgeon’s console, a patient-side cart with four interactive robotic arms, a high-performance vision system and proprietary EndoWrist® instruments. Powered by state-of-the-art robotic technology, the da Vinci System is designed to scale, filter and seamlessly translate the surgeon's hand movements into more precise movements of the EndoWrist instruments. The net result is an intuitive interface with breakthrough surgical capabilities. By providing surgeons with superior visualization, enhanced dexterity, greater precision and ergonomic comfort, the da Vinci Surgical System makes it possible for more surgeons to perform minimally invasive procedures involving complex dissection or reconstruction. This ultimately raises the standard of care for complex surgeries, translating into numerous potential patient benefits, including less pain, a shorter recovery and quicker return to normal daily activities.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any forward-looking statement is subject to risks and uncertainties such as those described in Intuitive Surgical’s latest Annual Report.Actual results may differ materially from the anticipated results described. Intuitive Surgical undertakes no obligation to publicly update or revise these forward-looking statements to reflect actual events or circumstances that occur after the date of this press release.

Intuitive®, da Vinci®, InSite® and EndoWrist® are registered trademarks of Intuitive Surgical, Inc. www.intuitivesurgical.com www.davinciprostatectomy.com